Exhibit 10.31

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is entered into by Mirati Therapeutics, Inc. a Delaware corporation (the “Company”), and Dr. Rachel W. Humphrey, residing at                                                             (the “Employee”).  The Company and the Employee are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Upon its effectiveness, this Agreement shall replace and supersede in its entirety that certain Employment Agreement between the Employee and MethylGene US Inc., a company organized under the laws of Delaware (“MethylGene US”) entered into as of January 4, 2012 (the “Prior Agreement”).  This Agreement will become effective upon the effectiveness of the court-approved plan of arrangement under Section 192 of the Canada Business Corporations, between the Company and MethylGene Inc., a corporation incorporated under the Canada Business Corporations Act and the parent company of MethylGene US, pursuant to which MethylGene Canada will become the wholly-owned subsidiary of the Company (the “Plan of Arrangement”).  If the Plan of Arrangement does not become effective, the terms and conditions of this Agreement shall become null and void and of no effect, even if Employee has accepted it.

The Company desires to employ the Employee, and the Employee desires to be employed by the Company, on and subject to the terms and conditions hereafter set forth.  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.                                      Term — The term of this Agreement shall begin on the effective date of the Plan of Arrangement  and shall continue until it is terminated pursuant to Section 4 herein.

2.                                      Employment

2.1                               Position — The Employee shall serve as Executive Vice President and Chief Medical Officer of the Company and shall report to the President and Chief Executive Officer of the Company (the “CEO”) or such other person as the CEO may designate from time to time.

2.2                               Duties — The Employee shall, subject to the provisions of this section, devote her full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company’s business and interests and to the discharge of the duties and responsibilities outlined in the attached Appendix “A”.  The foregoing shall not, however, be construed as preventing the Employee from investing in publicly traded corporations so long as such investment is and remains passive and does not exceed one (1) percent of the outstanding shares listed.  Further, the Employee may serve on a limited number of boards of directors of companies unrelated to the Company and invest in privately held corporations provided such opportunities: (i) are reviewed and approved by the CEO prior to acceptance/implementation; (ii) do not conflict with the Company’s interests; (iii) do not interfere with Employee’s discharge of her duties and responsibilities under this Agreement and (iv) as it relates to investments in privately held corporations, so long as such investment is and remains passive and does not exceed five (5) percent of the outstanding shares.

2.3                               Conduct — The Employee agrees to abide by the Company’s Code of Ethics and other rules, regulations, instructions, personnel practices and policies of the Company and any changes thereto which may be adopted from time to time by the Company.  The Employee agrees to execute any necessary compliance documentation in this regard.  The Employee is also required to conduct her activities in accordance with the highest ethical standards and all applicable federal, provincial, state and local laws, rules and regulations.

3.                                      Compensation and Benefits

3.1                               Salary — The Company shall pay the Employee, in accordance with the Company’s normal payroll practices in effect from time to time, an annual base salary of US$350,000, less applicable payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  Such annual base salary shall be reviewed by the CEO and/or the Board of Directors of the Company (the “Board”) on or about the first week of January of each year.

3.2                               Bonus — The Employee shall be eligible to participate in the Company’s incentive plan applicable to senior executives at a level such that he will have the potential to earn a cash bonus, at target, of forty percent (40%) of her annual base salary during such year.  The amount of such cash bonus shall be determined by the Board in its sole discretion, based upon the achievement of the Employee and/or the Company of management objectives to be reasonably established by the Board and the CEO in consultation with the Employee.  These management objectives shall consist of both financial and scientific goals and shall be specified in writing by the Board, and a copy shall be given to the Employee prior to the commencement of the applicable year.  The Employee acknowledges there is no assurance that the terms of the incentive plan will remain unchanged or will in any future year provide the same benefits as it has in past years (or any benefits or payments at all) and that the Company may, at its discretion, revise the terms of the incentive plan in advance for any upcoming fiscal year as it applies to the Employee, provided always that the Employee will be entitled to participate in any incentive plan made available to senior executives of the Company.  Employee generally must continue to be employed through the date the bonus is paid in order to earn a bonus for any particular year, unless the Board determines, in its sole discretion, that the Employee has earned a bonus prior to such time.  In such event, any bonus payment will be paid to the Employee no later than the later of:  (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus payment is earned or (ii) March 15 following the calendar year in which such bonus payment is earned; provided that in the event the Board, in its sole discretion, determines to make a bonus payment upon an event described in Section 5.2 or Section 5.3 below, such amount will be paid as soon as determinable and in no event later than March 15 of the year following the year in which the Employee’s “Separation from Service” (as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder) occurs.

3.3                               Benefits — The Employee shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its U.S. based executive officers and other employees from time to time (such as life insurance, health insurance, dental insurance, annual executive physical examinations, retirement plans and short-term and long-term disability insurance).  The Employee will be reimbursed for the cost of any business visitor visas necessary for the performance of her duties while employed by the Company.

3.4                               Paid Time Off/Holidays — In accordance with Company policies, Employee shall be entitled to accrue up to four (4) weeks of paid time off during each calendar year (January 1- December 31), subject to applicable maximum accrual caps; and Employee shall also be entitled to certain paid holidays.

3.5                               Reimbursement of Expenses — The Company shall reimburse the Employee for all reasonable and necessary travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of her duties and responsibilities under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount payable for such travel, entertainment and other expenses shall be consistent with expense reimbursement policies adopted by the Company and in effect at the time of the incurrence of such expenses by the Employee or may be fixed in advance by the Board.

3.6                               Options — The Employee will be entitled to participate in the Company’s 2013 Equity Incentive Plan (the successor to the MethylGene Amended and Restated Stock Option Plan) or such other equity incentive plan adopted by the Company (the “SOP”) in accordance with the terms and conditions of the SOP.

3.7                               Method of Payment — All salary and bonus payments made to the Employee pursuant to this Section 3 shall be made in U.S. dollars and subject to all applicable payroll deductions and withholdings.

4.                                      Termination of Employment

4.1                               At-Will Employment — The Employee’s employment relationship with the Company is, and shall all times remain, at will.  That means that either Employee or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without Cause (as defined below) or advance notice, including but not limited to, under the following conditions:

4.2                               By the Company for Cause — At the election of the Company, the Company may summarily terminate the employment of the Employee for Cause upon written notice by the Company to the Employee to this effect.  For purposes of this Section 4.2, “Cause” shall mean (i)  any material breach by the Employee of her obligations under this Agreement, the Company’s Proprietary Information and Inventions Assignment Agreement, or any code of ethics or business conduct policy adopted by the Company from time to time; (ii) the Employee’s neglect or failure to conscientiously and diligently carry out her functions and/or duties after the Employee has received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that the Employee has not substantially performed her functions and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (iii) the Employee’s conviction for a criminal act or other indictable offense under the laws of the United States, the state of New Jersey or any other criminal or penal statute of any jurisdiction applicable to Employee, which would have a material adverse effect upon the reputation or goodwill of the Company; or (iv) theft, fraud, embezzlement from the Company or any other material act of dishonesty by the Employee.

4.3                               For Disability or on Death — The employment of the Employee will terminate upon written notice by the Company to the Employee thirty (30) days after her Disability or automatically upon the death of the Employee.  As used in this Agreement, the term “Disability” shall mean the Employee shall have been unable to perform the essential functions of her position with or without reasonable accommodations for a period of ninety (90) consecutive days due to a physical or mental disability.  A determination of Disability shall be made by a physician satisfactory to both the Employee and the Company; provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two (2) together shall select a third (3rd) physician, whose determination as to Disability shall be binding on all parties.  The Company shall act upon this provision in compliance with the federal Family and Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

4.4                               By the Company Without Cause — At the election of the Company, it may terminate the employment of the Employee without Cause, upon written notice to the Employee.

4.5                               Date of Termination — For purposes of this Agreement, the “date of termination” will be the date specified in the written notice provided pursuant to Section 4.2, 4.3, or 4.4 as the case may be.

5.                                      Effect of Termination

5.1                               Termination by the Company for Cause; Termination By Employee — In the event the Employee’s employment is terminated by the Company for Cause pursuant to Section 4.2, or by the Employee for any reason, the Company’s only obligation will be to pay to the Employee the compensation and benefits otherwise earned and payable to her under Section 3 or otherwise as required by law through the date of her termination by the Company (the “Accrued Amounts”).

5.2                               Termination for Death or Disability — If the Employee’s employment is terminated by death or because of Disability pursuant to Section 4.3, the Company will pay to the estate of the Employee or to the Employee, as the case may be, the Accrued Amounts.

5.3                               Termination by the Company Without Cause — In the event that the Employee’s employment is terminated by the Company without Cause pursuant to Section 4.4, the Company shall pay to the Employee the Accrued Amounts and in addition, the Employee will be entitled to the following benefits, subject to the Employee’s timely execution and non-revocation of a Release (as defined below) and Employee’s compliance with her continuing obligations to the Company under this Agreement and the Company’s Proprietary Information and Inventions Assignment Agreement, and further subject to any delay as may be required under Section 5.6:

(a)           Continued  base salary payments at the base salary rate in effect at the time of termination of employment under Section 3.1 for a twelve (12) month period following termination of employment (the “Severance Period”).  Such payments will be paid in equal installments on the Company’s regular payroll schedule, less applicable withholdings, provided however that no payments will be made prior to the Release Deadline (as defined below) and on the Release Deadline, the Company will pay Employee in a lump sum the continued salary payments that Employee would have received on or prior to such date under the original schedule, with the balance of the payments being made as originally scheduled.

(b)           Provided that Employee is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Employee’s termination date, the Company will pay the Employee’s COBRA group health insurance premiums for the Employee and her eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Employee under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Employee elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the Severance Period or the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the Release Deadline, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to Employee, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of Employee’s termination through the Release Deadline, with the balance of the payments paid thereafter on the schedule described above.  If Employee becomes eligible for coverage under another employer’s group health plan, Employee must immediately notify the Company of such event, and all payments and obligations under this Subsection shall cease.

Notwithstanding the foregoing, in the event that the Employee’s employment is terminated by the Company (or  its successor) without Cause pursuant to Section 4.4, on or within twelve (12) months after a Change of Control (as defined below), the Severance Period described above for purposes of Section 5.3(a) and 5.3(b) shall be eighteen (18), rather than twelve (12), months following the Employee’s termination of employment.  “Change of Control” shall mean the consummation of any of the following, provided that the Parties expressly agree that the Plan of Arrangement and the transactions contemplated thereby shall not constitute a Change of Control for purposes of this Agreement or the Prior Agreement:  (a) the acquisition, directly or indirectly, by any person or persons acting in concert (including any then existing shareholders) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, but excluding any acquisition effected exclusively for the purpose of changing the domicile of the Company; (b) the sale of all or substantially all of the assets of the Company (other than a sale to an entity in which more than fifty percent (50%) of the combined voting power of its then outstanding securities are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale); or (c) a merger, consolidation, arrangement or other reorganization (collectively, a “Reorganization”) of the Company or any of its affiliates which results in the stockholders of the Company or its affiliates immediately prior to such Reorganization owning less than fifty percent (50%) of the combined voting power of the outstanding securities of the resulting entity (or its parent company) immediately after the Reorganization.

5.4                               Release — The Employee’s receipt of severance benefits described in this Section 5 will be subject to and conditioned upon in all cases Employee providing an executed waiver and release of claims in a form acceptable to the Company, which may be included by the Company in a separate separation agreement (the “Release”), within the applicable deadline set forth therein following Employee’s termination date, and permitting the Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of the Employee’s Separation from Service (such sixty (60) day deadline, the “Release Deadline”).

5.5                               Confidentiality of Settlement — The Employee agrees that any amounts paid pursuant to this Section shall remain confidential as between the Employee and the Company, and shall not be disclosed by the Employee or the Company, other than as required by law (including any stock exchange rules), to any person, persons, corporation, association or organization whatsoever with the exception of the Employee’s spouse or the Employee’s legal and financial advisors and those in the Company and its legal and financial advisors who need to know and in each such case only in strictest confidence.

5.6                               Section 409A — Notwithstanding anything to the contrary in this Agreement, any severance payments or benefits under this Agreement that would be considered deferred compensation (the “Deferred Payments”) under Section 409A of the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect (collectively “Section 409A”) will not be paid until the Employee has experienced a “Separation from Service” within the meaning of Section 409A.  The severance benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under U.S. Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), as applicable.  However, if such exemptions are not available and the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s Separation from Service, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the Deferred Payments that would otherwise be due to the Employee under this Agreement will accrue and will be paid in a lump sum payment on the date that is the earlier of (i) six (6) moths and one (1) day following the date of the Employee’s Separation from Service or (ii) the Employee’s death (such rule, the “Six Month Delay Rule”).  All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment.

It is the intent for all payments and benefits under this Agreement to be exempt from Section 409A or, if not exempt, to comply with the requirements of Section 409A so that none of the payments and benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

5.7                               Section 280G.  If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 5.7 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 5.7 so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 5.7, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.                                      Confidential and Proprietary Information Obligations

6.1                               Confidential Information Obligations — As a condition of employment or continuing employment, Employee agrees to execute and abide by the Company’s Proprietary Information and Invention Assignment Agreement attached as Appendix “B”.

6.2                               Third Party Agreements and Information — Employee hereby confirms that her employment by the Company does not and will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform her duties to the Company without violating any such agreement.  By entering into this Agreement, Employee represents that he has previously disclosed to the Board any agreement that he has signed that may restrict her activities on behalf of the Company in any manner.  Employee represents and warrants that he does not possess confidential or proprietary information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party.  During Employee employment by the Company, Employee will be expected not to make any unauthorized use or disclosure of any information or materials, including trade secrets, of any former employer or other third party.  Employee will use in the performance of her duties only that information generally known and used by persons with training and experience comparable to her own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by Employee on behalf of the Company.

7.                                      Employee Indemnification — Upon the execution and delivery of this Agreement, the Company and the Employee shall sign an indemnification agreement in the form attached hereto as Appendix “C” (the “Indemnification Agreement”).  In addition, the Employee will be covered by the Company’s policy of Directors and Officers insurance.

8.                                      Dispute Resolution — To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, MethylGene Canada or MethylGene US Inc., Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company or MethylGene Canada, or the termination of Employee’s employment from the Company or MethylGene Canada, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Employee on request).  The arbitration shall take place in the county (or comparable governmental unit) in which Employee was last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to Employee to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  The Parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company shall pay all arbitration fees and costs in excess of the administrative fees that Employee would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.                                      Miscellaneous

9.1                               Notices — All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or email delivery or three (3) days after deposit in the mail, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.1.

9.2                               Entire Agreement — This Agreement, including all Appendices, constitute the entire agreement between the Parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including but not limited to the Prior Agreement.  By entering into this Agreement, the Company and the Employee agree that the terms and conditions set forth in this Agreement and Employee’s employment with the Company will not be construed as constituting an event or circumstance that will trigger the Employee’s right to severance or change of control benefits under the Prior Agreement.  By entering into this Agreement and agreeing to the terms and conditions set forth herein, Employee hereby waives any and all rights (if any) Employee may have under the Prior Agreement (including for severance benefits, change of control benefits, or any other benefit or right) and acknowledges that this Agreement replaces and supersedes the Prior Agreement in its entirety.

9.3                               Amendments — This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

9.4                               Governing Law — This Agreement shall be construed, interpreted and enforced in accordance with the laws of New Jersey.

9.5                               Successors and Assigns — This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, provided that this Agreement may not be assigned by either party without the written consent of the other party.

9.6                               Waiver — No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.7                               Captions — The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.8                               Severability — In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.9                               Counterparts — This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

MIRATI THERAPEUTICS INC.

By:	/s/ Jamie A. Donadio

	Name:	Jamie A. Donadio

	Title:	Vice President of Finance

/s/ Rachel W. Humphrey, M.D.
RACHEL W. HUMPHREY, M.D.

APPENDIX “A”

DUTIES AND RESPONSIBILITIES OF EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Responsible for clinical research and development activities leading to product approval.  This includes, but not limited to, directing clinical development efforts, integrating medical, regulatory, and clinical affairs along with commercial assessment, providing coaching and development to team members and leading interactions with regulatory agencies and key opinion leaders.  In addition, Employee will contribute beyond Employee’s immediate area of responsibility to the overall leadership and strategic development of the Company, including maintaining strong relations with the investment community and the Board of Directors, and assisting in corporate transactions.

APPENDIX “B”

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

APPENDIX “C”

INDEMNIFICATION AGREEMENT

1